Exhibit 99.1
Press Release Dated September 22, 2011

Two Rivers Enters Into Long Term Supply/Purchase Agreement with National Organic Dairy

DENVER – September 22, 2011   Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com), a company focused on acquiring and developing water rights and irrigated farming assets in the western United States, announced today it has entered into a long term Supply Purchase Agreement with Aurora Organic Dairy, headquartered in Boulder, Colorado whereby Two Rivers will supply Aurora with premium organic alfalfa hay.

Two Rivers has a unique business model whereby the Company actively farms high yield organic irrigated commercial farmland and also provides water to municipalities on the Front Range of Colorado through Rotational Farm Fallowing.  In the western United States where water is scarce and allocated based on the “Prior Appropriation Doctrine”, irrigated farming and municipal water services are generally not combined as the core business inside one company.

“Out west, there is a tension between rural and urban water users.” says John McKowen, Chairman and CEO of Two Rivers.  “That tension often results in long protracted legal battles and drying up of some of our most productive farmland.  The farmland and water rights we recently purchased had lain fallow for several decades.  We purchased the land back from real estate developers in August 2011.  We had the land back into agricultural production by September 2011, growing premium organic alfalfa hay for a national dairy. In October 2011, we will enter into an agreement to provide municipal water services with a portion of the purchased water rights for municipal users in Huerfano County, Colorado.

Using our business model, it’s not necessary to permanently “dry up” our best farmland in the western United States.  We can efficiently service the water interests of both the rural and urban communities, providing water for food and municipal use. There’s a paradigm shift occurring throughout the world in the value of food.  As the middle classes in emerging countries expand, so do their food requirements.  That’s creating additional sustainable demand which is benefitting US farmers.  Our company brings once fallow farmland into the 21st century, utilizing state of the art tractors, software, GPS tracking, irrigation technology and modern organic farm practices.  At today’s food prices, that allows us to achieve gross margins in excess of 50%.  We expect those farm prices to continue to climb over the next several decades as a result of US Dollar inflation and increased worldwide demand for food.”

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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Two Rivers Water Company – 2000 South Colorado Blvd. Annex Bldg 420 – Denver, CO 80222
For further information about Two Rivers Water Company please visit our web site: www.2riverswater.com